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                                                                      EXHIBIT 12

                                    HCA INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             FOR THE QUARTERS AND SIX MONTHS JUNE 30, 2003 AND 2002
                             (DOLLARS IN MILLIONS)

                                                                QUARTER       SIX MONTHS
                                                              -----------   ---------------
                                                              2003   2002    2003     2002
                                                              ----   ----   ------   ------
EARNINGS:
Income before minority interests and income taxes...........  $437   $623   $1,241   $1,284
Fixed charges, excluding capitalized interest...............   153    137      296      286
                                                              ----   ----   ------   ------
                                                              $590   $760   $1,537   $1,570
                                                              ====   ====   ======   ======
FIXED CHARGES:
Interest charged to expense.................................  $123   $108   $  237   $  229
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    30     29       59       57
                                                              ----   ----   ------   ------
Fixed charges, excluding capitalized interest...............   153    137      296      286
Capitalized interest........................................    13     10       25       13
                                                              ----   ----   ------   ------
                                                              $166   $147   $  321   $  299
                                                              ====   ====   ======   ======
Ratio of earnings to fixed charges..........................  3.55   5.17     4.79     5.25